Exhibit 10.1

FORTY SEVEN, INC.

AMENDED AND RESTATED ANNUAL BONUS PLAN

EFFECTIVE: JANUARY 23, 2019

1.	PURPOSE

The Forty Seven, Inc. Amended and Restated Annual Bonus Plan (the “Plan”) is designed to provide cash-based incentive compensation to individuals who make important contributions to the success of Forty Seven, Inc. (the “Company”). The Plan is intended to provide individuals with incentives and rewards for outstanding performance and to enhance the ability of the Company to attract and retain talented individuals.

2.	PLAN YEAR

The Company’s fiscal year (which runs from January 1 through December 31 each year) will be the Plan Year.

3.	ELIGIBILITY

All regular Company employees, whether full-time or part-time, are eligible to participate in the Plan. Temporary employees and independent contractors are not eligible to participate. Employees hired in the middle of a Plan Year are eligible to participate, however, any bonus awarded to such an employee shall be prorated based on the number of days the employee is employed by the Company during the Plan Year.

Employees who are otherwise eligible for participation in the Plan may not earn an annual bonus for the applicable Plan Year if their employment with the Company terminates prior to the date annual bonuses are paid for that Plan Year.

4.	BONUS AWARDS AND DETERMINATIONS

Each eligible employee will be assigned a target bonus amount, which will be stated as a percentage of the employee’s base salary (the “Target Bonus”) and is based on employee level. Employees will be notified of their Target Bonus at the beginning of each Plan Year.

Each employee’s Target Bonus will be comprised of corporate objectives, individual performance objectives, and/or a combination of such objectives (the “Bonus Objectives”), with the specific percentages for each Bonus Objective to be determined by the CEO. Employees will be notified of their Bonus Objectives and applicable percentages at the beginning of each Plan Year.

At the end of each Plan Year, the Board of Directors (the “Board”) will determine (in its sole and absolute discretion) what percentage of the corporate goals of an employee’s Bonus Objectives have been achieved, and award that percentage of the corporate portion of the Target Bonus. Similarly, the CEO shall determine (in the CEO’s sole and absolute discretion) what

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percentage of the individual performance component of an employee’s Bonus Objectives shall be awarded based upon the employee’s individual performance during the Plan Year.

Example: An employee’s annual salary is $100,000. Her Target Bonus is 20% of her base salary (or $20,000). Of this amount, 50% is based on corporate milestones ($10,000) and 50% is based on individual performance ($10,000).

At the end of the Plan Year, the Board determines that the Company has achieved 80% of its corporate goals. This means that the employee will be awarded $8,000 for the corporate portion of her bonus ($10,000 multiplied by 80%).

The CEO also determines that the employee has performed at the 90% level in terms of individual achievement. This means that the employee will be awarded $9,000 for the individual portion of her bonus ($10,000 multiplied by 90%).

Adding these amounts together, the employee would be awarded a $17,000 bonus.

The Board retains the discretion to adjust awards based upon any other factors determined by the Board to be relevant.

As set forth in Section 3, eligible employees must be employed by the Company on the date annual bonuses are paid for a Plan Year to earn an annual bonus for that Plan Year. Unless otherwise determined by the Managers, any employee whose employment terminates prior to the date that annual bonuses are paid for the applicable Plan Year will not be eligible for, and will not earn, an annual bonus for that Plan Year (including any partial or prorated bonus).

5.	PAYMENT OF AWARDS

Any bonuses that are awarded will be paid no later than March 15th of the year following the Plan Year for which bonuses have been awarded. All bonuses shall be subject to standard deductions and tax withholdings.

6.	MISCELLANEOUS

This Plan may be amended, modified, or terminated at any time by the Board. It does not confer any rights upon an employee to remain in service with the Company for any specific duration or otherwise restrict in any way the rights of the Company to terminate an employee’s service with the Company for any reason, with or without cause or advance notice.

This Plan contains the entire agreement between the Company and its employees on this subject, and supersedes all prior bonus compensation plans or programs of the Company and all other previous oral or written statements regarding any such bonus compensation programs or plans.

This Plan shall be governed by and construed under the laws of the State of California.

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